Exhibit 23.1
CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Registration No. 333-259509) and Form S-8 (Registration No. 333-260502) of Xos Inc. of our report dated March 30, 2022, relating to the consolidated financial statements of Xos, Inc. and Subsidiaries which appear in this Annual Report on Form 10-K.

/s/ WithumSmith+Brown, PC

Irvine, California
March 30, 2022